Exhibit 5.7

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111 Congress Avenue, Suite 2300

Austin, Texas 78701-4061

Phone:  512-472-7800

Fax:  512-472-9123

February 13, 2004

Couche-Tard U.S. L.P., and

Couche-Tard Financing Corp.

1500 North Priest Drive

Tempe, Arizona 85281

Offer to Exchange 7 ½ % Senior Notes due 2013 of

Couche-Tard U.S. L.P. and Couche-Tard Financing Group

Ladies and Gentlemen:

We have acted as Texas counsel to Circle K Stores Inc.  (the “Covered Guarantor” ) in connection with the proposed registration (the “Exchange Offer”) by Couche-Tard U.S. L.P. and Couche-Tard Financing Corp. (collectively, the “Issuers”) of up to U.S.$350,000,000 aggregate principal amount of the Issuers’ 7 ½% Senior Notes due 2013 (the “Exchange Notes”) pursuant to a Registration Statement on Forms F-10, S-4 and F-4 filed with the Securities and Exchange Commissions (the”SEC”) on February 13, 2004 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).  The obligations of the Issuers under the Exchange Notes will be guaranteed (the “Guarantees”) by the guarantors listed on Schedule A hereto, including the Covered Guarantor (the “Guarantors”).  The Exchange Notes and the Guarantees will be issued pursuant to an indenture (as amended and supplemented from time to time, the “Indenture”), dated December 17, 2003 among the Issuers, the Guarantors and Wells Fargo Minnesota, N.A., as trustee.  The Exchange Notes and the Guarantees will be issued in exchange for and in replacement of the Issuers’ 7 ½% Senior Notes due 2013, of which U.S.$350,000,000 in aggregate principal amount is outstanding.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of the opinions expressed below, including (i) the Certificate of Incorporation of the Covered Guarantor, together with its By-Laws, (ii) minutes and records of the corporate proceedings of the Covered Guarantor with respect to its Guarantee, (iii) the Indenture and (iv) the Registration Statement.  We have also examined such statutes, public and corporate records of the Covered Guarantor and such documents and certificates of officers of the Covered Guarantor  and others (including governmental authorities and government officials), and we have considered such questions of law, as we have considered relevant and necessary as a basis for the opinions expressed below.  In all such examinations we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, photostatic or facsimile copies.  We have also assumed the authority of persons signing all documents in connection with which the opinions below are rendered signing on behalf of the parties thereto other than the Covered Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Covered Guarantor.

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The opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) bankruptcy, insolvency, winding-up, reorganization, arrangement and other laws affecting the rights of creditors generally, (ii) general principles of equity and the qualification that equitable remedies, including, without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

The opinions expressed below are limited to the laws of the State of Texas and the federal laws of the United States applicable in such state.

Based upon and subject to the foregoing, we are of the opinion that:

1.             The Covered Guarantor is duly organized, validly existing and in good standing under the laws of the State of Texas.

2.             The Guarantee of the Covered Guarantor has been duly authorized by all necessary corporate action on the part of the Covered Guarantor and, when the Registration Statement on Forms F-10, S-4 and F-4 relating to the Exchange Offer has become effective under the Securities Act and the Guarantee of the Covered Guarantor is delivered in accordance with the terms of the Exchange Offer, the Guarantee of the Covered Guarantor will have been validly executed, issued and delivered.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act r the rules and regulations of the SEC promulgated thereunder.

This opinion letter is addressed to you and is solely for your benefit in connection with the filing of the Registration Statement and is not be quoted from or otherwise referred to in any other document or used, communicated to or relied upon by any person or for any other purpose, except that, subject to all of the limitations, qualifications and assumptions set forth herein, Davies Ward Phillips & Vineberg LLP (New York, New York) is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Yours very truly,

Bracewell & Patterson, L.L.P.

/s/ Bracewell & Patterson, L.L.P.

SCHEDULE A

Alimentation Couche-Tard Inc.

Dépan-Escompte Couche-Tard Inc.

Couche-Tard Inc.

Couche-Tard/Mac’s L.P.

Mac’s Convenience Stores Inc.

3053854 Nova Scotia Company

3055854 Nova Scotia Company

ACT Financial Trust

Dunkin Donuts Master Franchisee Quebec Inc.

Mac’s Convenience Stores LLC

The Circle K Corporation

Circle K Stores Inc.

Circle K Enterprises Inc.